EXHIBIT 10.1

2004 Bonuses & 2005 Base Salaries for Certain Executive Officers

Name and Principal Position(s) [1]	2004 Bonus	2005 Base Salary
David A. Dull Vice President of Business Affairs, General Counsel and Secretary	$55,000	$250,000
Bruce E. Kiddoo Vice President and Corporate Controller	40,000	220,000
Vahid Manian Vice President of Manufacturing Operations	55,000	250,000
Andrew J. Pease Vice President of Worldwide Sales	55,000	250,000
William J. Ruehle Vice President and Chief Financial Officer	60,000	260,000

1 The Compensation Committee did not establish the base salary of Scott A. McGregor, the Chief Executive Officer of the company, on February 1, 2005 because the 2005 base salary of Mr. McGregor was established when he joined Broadcom in January 2005. Since Mr. McGregor was not employed by Broadcom during 2004, he did not receive a 2004 bonus.